UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 16, 2025

Citius Oncology, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-41534	99-4362660
(Commission File Number)	(IRS Employer Identification No.)

11 Commerce Drive, 1st Floor, Cranford, NJ	07016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 967-6677

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CTOR	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 16, 2025, Citius Oncology, Inc. (the “Company”) entered into a placement agency agreement (the “Placement Agency Agreement”) with Maxim Group LLC (the “Placement Agent”) and a securities purchase agreement (the “Purchase Agreement”) with a certain purchaser for the purchase and sale, in a “best-efforts” public offering by the Company (the “Public Offering”), of 6,818,182 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”) and warrants to purchase up to 6,818,182 shares of the common stock (the “Warrants”). The Shares and Warrants were sold at a combined per unit price of $1.32. Estimated net proceeds of the Public Offering are approximately $7.44 million, after deducting the Placement Agent fees and estimated offering expenses payable by the Company. The Public Offering closed on July 17, 2025.

The Warrants have an exercise price of $1.32 per share, are exercisable upon issuance for one share of common stock and will expire five years following the date of issuance.

Pursuant to the terms of the Purchase Agreement, the Company, including any of its subsidiaries, has agreed not to issue any shares of common stock or file any registration statement or amendment or supplement thereto for a period of 45 days following the date of closing for the Public Offering.

On July 17, 2025, the Company entered into a warrant agency agreement (the “Warrant Agency Agreement”) with the Company’s transfer agent, Equiniti Trust Company, LLC, who will act as warrant agent for the Company, setting forth terms and conditions governing the transfer, exercise and other terms of the Warrants.

As compensation in connection with the Public Offering, the Company paid the Placement Agent a cash fee of 7.0% of the aggregate gross proceeds raised in the Public Offering, plus reimbursement of certain expenses up to a maximum of $125,000. Additionally, the Company issued to the Placement Agent warrants (the “Placement Agent Warrants”) to purchase up to 272,727 shares of common stock, which is equal to 4.0% of the aggregate number of Shares sold in the Public Offering. The Placement Agent Warrants have an exercise price of $1.65 per share, are non-exercisable for six months after the effective date of the Registration Statement, except as permitted under FINRA Rule 5110(e)(2), and expire five years after such date.

The Shares and Warrants described above were offered pursuant to the Registration Statement on Form S-1 (File No. 333-288656), as amended, which was declared effective by the Securities and Exchange Commission on July 16, 2025.

The foregoing descriptions of the Placement Agency Agreement, the Purchase Agreement, the Warrant Agency Agreement, the Warrants, and the Placement Agent Warrants do not purport to be complete and are subject to, and qualified by, the full text of such documents, copies of which are filed as Exhibits 10.1, 10.2, 4.1, 4.2 and 4.3, respectively, and incorporated by reference herein.

The Placement Agency Agreement and Purchase Agreement are attached hereto as exhibits to provide interested persons with information regarding their terms but are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Placement Agency Agreement and the Purchase Agreement were made only for purposes of such agreements as of specific dates indicated therein, were solely for the benefit of the parties thereto, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of such agreements.

Item 8.01 Other Events.

On July 16, 2025, the Company issued a press release announcing the pricing of the Public Offering, the text of which is furnished as Exhibit 99.1 and incorporated by reference herein. On July 17, 2025, the Company issued a press release announcing the closing of the Public Offering, the text of which is furnished as Exhibit 99.2 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Warrant Agency Agreement, dated as of July 17, 2025, by and between Citius Oncology, Inc. and Equiniti Trust Company, LLC.
4.2	Form of Common Warrant.
4.3	Form of Placement Agent Warrant.
10.1	Placement Agency Agreement, dated as of July 16, 2025, by and between Citius Oncology, Inc. and Maxim Group LLC.
10.2	Securities Purchase Agreement, dated as of July 16, 2025, by and between Citius Oncology, Inc. and the purchasers named therein.
99.1	Pricing Press Release, dated as of July 16, 2025.
99.2	Closing Press Release, dated as of July 17, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2025	CITIUS ONCOLOGY, INC.

	By:	/s/ Leonard Mazur
Leonard Mazur
Chairman and Chief Executive Officer

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